EXHIBIT 99.1

Terra Tech Corp Reports Record Revenues for Year End December 31, 2016 and Issues Revenue Guidance for 2017 of $38 - $40 Million

154% revenue growth year-over-year for full year 2016

229% revenue growth quarter-over-quarter for Q4 2016

IRVINE, CA – March 31, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its financial results for the year ending December 31, 2016.

Financial Summary for Full Year 2016

•	Total revenues for the full year 2016 were $25.33 million, an increase of 154% from $9.98 million in the year ended December 31, 2015. Total revenues generated for the quarter ended December 31, 2016 were approximately $7.13 million, an increase of 229% from $2.17 million in the same period in 2015;

•	Gross margin for the year ended December 31, 2016 amounted to approximately 10.2%, compared to approximately 10.2% for the year ended December 31, 2015.

•	Selling, general and administrative expenses for the year ended December 31, 2016 amounted to approximately $20.72 million, compared to approximately $9.83 million for the year ended December 31, 2015.

•	The net loss attributable to Terra Tech for the year ended December 31, 2016 was approximately $26.92 million or ($0.07) per share compared to a loss of approximately $9.23 million or ($0.04) per share for the year ended December 31, 2015. The increase in net loss is primarily attributable to an increase in sales, general and administrative expenses, an increase in other income (expense), and an increase in the loss associated with the issuance of convertible debt and warrants during the year ended December 31, 2016 compared to the prior year.

•	The Company had $9.75 million in cash as of December 31, 2016.

•	Stockholders’ equity for the year ended December 31, 2016 amounted to approximately $52.15 million, an increase of approximately $45.81 million compared to approximately $6.34 million as of December 31, 2015.

•	Short-term debt as of December 31, 2016 amounted to approximately $564,000, compared with approximately $917,000 as of December 31, 2015. Long term debt increased from zero to $1.35 million during 2016, due to additional borrowings used for working capital and capital expenditures.

“2016 was a watershed year for both Terra Tech and the U.S. cannabis industry,” said Derek Peterson, Chief Executive Officer of Terra Tech. “We made significant progress establishing a strong retail presence in our key target markets by acquiring Blum, Oakland in California and opening of a total of four medical cannabis dispensaries in Nevada. This was also the first full year selling our proprietary IVXX-branded premium medical cannabis products, and we were pleased to see IVXX sales have ramped up throughout the year as our marketing campaign gained momentum and new IVXX-branded products were launched. IVXX products are now sold in 225 dispensaries across California and Nevada, compared with the 200 dispensaries that stocked IVXX at the end of 2015. These efforts contributed to revenues of $25 million, representing year-over-year growth of 154%, exceeding the financial guidance set at the start of the year.

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“We reached these milestones at a time when the cannabis industry was undergoing a significant shift toward legalization, which resulted in more than half of the states in the U.S. now having comprehensive medical cannabis laws and eight states and the District of Columbia having legalized recreational cannabis in some form. The passing of recreational cannabis ballots in Nevada and California opened significant markets to us and we are confident that our 2016 progress has positioned Terra Tech as a market-leading cannabis company, paving the way for strong growth in the business in 2017 and beyond.”

Mr. Peterson concluded, “Of note in 2016, we also expanded our Edible Garden produce lines of natural, USDA Certified Organic herbs and vegetables. This subsidiary continues to provide meaningful revenues and steady cash flow to the Company to support its growth. We look forward to continued, long-term, sustainable value creation for Terra Tech’s shareholders, customers and employees.”

Operational Highlights for Full Year 2016

•	Cannabis Segment Updates:

o	The Company established a retail presence in the states of California and Nevada during 2016. In the fourth quarter 2016, the Company opened two Nevada-based medical cannabis dispensaries. This follows the purchase of one dispensary in Oakland, California and the opening of two dispensaries in Las Vegas, Nevada, during the first nine months of 2016.

o	In the fourth quarter 2016, Terra Tech was granted a license to open a medical cannabis dispensary and production facility in San Leandro, California. This is expected to open in 2017.

o	Terra Tech's wholly owned subsidiary, IVXX, launched two lines of pre-filled, IVXX-branded medical cannabis cartridges; the "Z35" cannabis oil cartridge line in April, 2016 and the "Z92" cartridges in June, 2016

•	Edible Garden Updates:

o	Increased number of Edible Garden retailers to 1,900 on December 31, 2016, from 1,800 on December 31 2015

o	In the fourth quarter, Edible Garden added two contract farmers to its cooperative of local growers of fresh and local produce. This brings the Company's national contract farmer count to eight, compared with six at December 31, 2015.

o	In the fourth quarter 2016, Edible Garden installed an additional acre of its hydroponic Dutch movable table system. This move toward automation is expected to lead to increased productivity and gross margins at Edible Garden in 2017.

o	Edible Garden expanded its product line to include SUPERLEAF™, a nutritionally-enhanced lettuce variety developed in conjunction with Rutgers University, as well as potted living herbs and various vitamin and dietary supplement lines aimed at the healthy-living market.

o	Edible Garden®, received the following certifications in 2016: USDA Certified Organic, The Non-GMO Project certification, the Kosher Certification.

o	Edible Garden participated in the New York Produce Show and Conference in December, 2016

2017 Guidance

Revenue guidance for the full year 2017 is $38-40 million. The predicted increase in year-over-year revenue is expected to be driven largely by sales from the Company's retail dispensaries in California and Nevada, as well as continued growth of the IVXX brand throughout the California and Nevada markets and increased sales at Edible Garden.

Conference Call

The company will also host a conference call on today, Friday, March 31, 2017 at 4:30 PM Eastern.

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Dial-In Number:	1-857-232-0157
Access Code:	422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with TRTC Question in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015

ASSETS

Current Assets:
Cash	$9,749,572	$418,082
Accounts Receivable, Net	747,792	741,844
Inventory	1,909,330	949,448
Prepaid Expenses	704,721	147,230

Total Current Assets	13,111,415	2,256,604

Property, Equipment and Leasehold Improvements, Net	10,464,764	6,694,975
Intangible Assets, Net	23,627,098	118,932
Goodwill	28,921,260	–
Deposits	54,193	94,528

TOTAL ASSETS	$76,178,730	$9,165,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$2,417,400	$1,119,459
Derivative Liability	6,987,000	743,400
Short-Term Debt	564,324	917,363
Income Taxes Payable	615,830	–
Contingent Consideration	12,085,859	–

Total Current Liabilities	22,670,413	2,780,222

Long-Term Liabilities:
Long-Term Debt	1,354,352	–
Deferred Tax Liability, Net	–	44,000

Total Long-Term Liabilities	1,354,352	44,000

Total Liabilities	24,024,765	2,824,222

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value $0.001: 100 Shares Authorized as of December 31, 2016 and 2015; 100 Shares Issued and Outstanding as of December 31, 2016; 100 Shares Issued and Outstanding as of December 31, 2015	–	–
Preferred Stock, Convertible Series B, Par Value $0.001: 49,999,900 Shares Authorized as of December 31, 2016; 24,999,900 Shares Authorized as of December 31, 2015; 36,825,953 Shares Issued and Outstanding as of December 31, 2016; 16,300,000 Shares Issued and Outstanding as of December 31, 2015	36,826	16,300
Common Stock, Par Value $0.001: 990,000,000 Shares Authorized as of December 31, 2016; 350,000,000 Shares Authorized as of December 31, 2015; 553,863,812 Shares Issued and Outstanding as of December 31, 2016; 303,023,744 Shares Issued and Outstanding as of December 31, 2015	553,864	303,024
Additional Paid-In Capital	124,915,182	51,843,071
Accumulated Deficit	(72,870,999)	(45,952,109)

Total Terra Tech Corp. Stockholders’ Equity	52,634,873	6,210,286
Non-Controlling Interest	(480,908)	130,531

Total Stockholders’ Equity	52,153,965	6,340,817

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,178,730	$9,165,039

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014

Total Revenues	$25,327,763	$9,975,346	$7,094,270
Cost of Goods Sold	22,755,080	8,958,475	6,941,278

Gross Profit	2,572,683	1,016,871	152,992

Selling, General and Administrative Expenses	20,720,534	9,833,646	18,341,247

Loss from Operations	(18,147,851)	(8,816,775)	(18,188,255)

Other Income (Expense):
Amortization of Debt Discount	(1,414,202)	(696,180)	–
Loss on Extinguishment of Debt	(5,382,813)	(619,444)	–
Loss from Derivatives Issued with Debt Greater Than Debt Carrying Value	(1,487,500)	(561,000)	(4,808,000)
Gain (Loss) on Fair Market Valuation of Derivatives	(1,844,500)	1,800,100	1,912,037
Interest Expense	(377,349)	(469,576)	(1,096,324)
Gain on Fair Market Valuation of Contingent Consideration	668,694	–	–

Total Other Income (Expense)	(9,837,670)	(546,100)	(3,992,287)

Loss Before Provision for Income Taxes	(27,985,521)	(9,362,875)	(22,180,542)
Provision for Income Taxes	–	44,000	–

Net Loss	(27,985,521)	(9,406,875)	(22,180,542)
Net Loss Attributable to Non-Controlling Interest	1,066,631	181,295	291,330

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(26,918,890)	$(9,225,580)	$(21,889,212)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted	$(0.07)	$(0.04)	$(0.13)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	389,359,598	240,194,811	174,297,430

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